February 3, 2023

SENT VIA EMAIL

Dear Russ:

This letter sets forth the agreement and terms pursuant to which you personally will provide certain services as an independent contractor consultant for the benefit of Marchex, Inc. (the “Agreement”).  You agree and understand that your status under this Agreement will be that of an independent contractor consultant.

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into as of February 3, 2023, between Marchex, Inc. (the “Company”) and Russell C. Horowitz (the “Contractor”).

1.

Independent Contractor.  Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor as an independent contractor consultant to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2.

Duties, Term, and Compensation.  The Contractor’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in the estimate previously provided to the Company by the Contractor and which is attached as Schedule A, which may be amended in writing by the parties from time to time, or supplemented with subsequent estimates for services to be rendered by the Contractor and agreed to by the Company, and which collectively are hereby incorporated by reference.  The Contractor’s duties hereunder shall constitute continued “Service” to the Company during the Term for purposes of the Company’s Stock Incentive Plans.

3.

Expenses.  During the term of this Agreement, the Contractor shall bill and the Company shall provide reimbursement for all reasonable and pre-approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.

Written Reports.  Deliverables need to be sufficiently documented to the reasonable satisfaction of the Company.  All work that Contractor performs relative to Contractor’s duties under this Agreement is the property of the Company and is performed on a “work-for-hire” basis.

5.

Inventions.  Any and all inventions, discoveries, developments and innovations conceived by the Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Contractor hereby assigns all right, title, and interest in the same to the Company.  Any and all inventions, discoveries, developments and innovations conceived by the Contractor prior to the term of this Agreement and utilized in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration.  This license is non-exclusive, and may be assigned without the Contractor’s prior written approval by the Company to a wholly-owned subsidiary of the Company. Further, this license includes, but is not limited to, the right to distribute and make derivative works of such inventions, discoveries, developments and innovations.

6.

Confidentiality. The Contractor acknowledges that during the engagement he/she/it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures (“Confidential Information”).  The Contractor agrees that he/she/it will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company.  All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into his/her/its possession, shall remain the exclusive property of the Company.  The Contractor shall not retain any copies of the foregoing without the Company’s prior written permission.  Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Contractor shall immediately deliver to the Company all such files, records, documents, specifications, and information, as well as all other Confidential Information in his/her/its possession or control. The Contractor further agrees that he/she/it will not disclose this retention as an independent contractor or the terms of this Agreement to any person without the prior written consent of the Company and shall at all times preserve the confidential nature of this relationship with the Company and of the services hereunder.  Contractor further acknowledges that he/she/it may use Marchex’s computing equipment, network, and information systems in the course of this engagement and that all such use shall be consistent with the terms of the Marchex Information Security Policy and the Marchex Acceptable Use Policy, which Contractor acknowledges he/she/it has received.

7.

Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, if Contractor is an individual, Contractor acknowledges that he/she shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Contractor may disclose the trade secret to Contractor’s attorney and may use the trade secret information in the court proceeding, if Contractor (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

8.

Conflicts of Interest.  The Contractor represents that he/she/it is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Contractor and any third party.  Further, the Contractor, in rendering these duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he/she/it does not have a proprietary interest.  During the term of this agreement, the Contractor shall devote as much productive time, energy and abilities to the performance of his/her/its duties hereunder as is necessary to perform the required duties in a timely and productive manner.  The Contractor is expressly free to perform services for other parties while performing services for the Company.

9.

Right to Injunction.  The parties hereto acknowledge that the services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage.  The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor.  Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.  The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

10.

Indemnification.  The Contractor shall defend, indemnify, and hold harmless the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, controlling persons, and successors and assigns, from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:  (a) bodily injury, death of any person, or damage to real or tangible personal property resulting from the Contractor’s acts or omissions; and (b) the Contractor’s material breach of any representation, warranty, or obligation under this Agreement.

11.

LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS ABOVE AND COMPENSATION DUE TO THE CONTRACTOR PURSUANT TO SCHEDULE A, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BODILY INJURY, DEATH, LOSS OF REVENUE, OR PROFITS OR OTHER BENEFITS, AND CLAIMS BY ANY THIRD PARTY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS.

12.	Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

13.	Termination. Any provisions of this Agreement that would naturally survive the termination of this Agreement shall survive such termination.

14.

Relationship of Parties.  This Agreement shall not render the Contractor an employee, partner, agent of, or joint venturer with the Company for any purpose.  The Contractor is and will remain an independent contractor in his/her/its relationship to the Company and shall not have the authority to bind the Company in any matters.  The Company shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder.  The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

15.

Compliance: The Contractor agrees to comply with all Company policies during the Term of this Agreement. The Contractor further agrees to perform all duties, services and obligations contemplated under this Agreement in compliance with all applicable federal, state and local laws and regulations.

16.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

17.

Choice of Law.  The laws of the state of State of Washington without regard to its conflicts of laws principles shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

18.

Venue.  Any controversies arising out of the terms of this Agreement or its interpretation shall be resolved in federal and/or state courts of the State of Washington, sitting in Seattle, shall be the exclusive forum for any legal action brought by Contractor which relates in any way to this Agreement.

19.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

20.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

21.	Assignment. The Contractor shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

22.

Notices.  All notices and other communications hereunder shall be deemed given if given in writing and delivered in person or sent by facsimile or electronic mail or sent by reputable overnight delivery service and properly addressed as follows:

      If to the Contractor:

Information on file with the Company

       If to the Company:

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA  98101

Attention:  LEGAL

Email:  legal@marchex.com

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

23.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

24.

Entire Understanding.  This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

25.

Unenforceability of Provisions.  If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

26.

Entity. If Contractor is a limited liability company, corporation, other type of legal entity, the undersigned individual agrees to be personally responsible for the performance by Contractor of its obligations under this Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.  The parties hereto agree that facsimile signatures shall be as effective as if originals.

Marchex, Inc.Contractor

By:___________________________________________

Name: Francis FeeneyName: Russell C. Horowitz

Title:  Secretary

SCHEDULE A

DUTIES, TERM, AND COMPENSATION

DUTIES:

The Contractor will advise the Company on long term strategy and strategic matters and report to the Company’s Board of Directors.

TERM:

This engagement shall commence upon execution of this Agreement and shall continue in full force and effect until the one (1) year annual anniversary thereof, and shall automatically be renewed for successive one (1) year terms unless either party provides written notice of nonrenewal at least ninety (90) days prior to any renewal date.  The Contractor shall have the right to terminate this Agreement at any time on at least thirty (30) days written notice to the Company.

COMPENSATION:

As full compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor $21,250.00 per month plus shall reimburse the expense of the monthly cost of health insurance premiums through COBRA for eighteen months (subject to the Agreement remaining in effect).